Exhibit 99.1
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Press Release


Paul Mangano Named President and COO of Rheometric Scientific, Inc.


PISCATAWAY, NJ--(BUSINESS WIRE)--Aug. 27, 2001-- Rheometric Scientific, Inc., Piscataway, NJ (OTCBB:RHEM - news). Robert Castello, Chairman and CEO of Rheometric Scientific Inc., today announced that the Board of Directors has appointed Mr. Paul Mangano to become the Corporation's president and chief operations officer.

The vote of the Board of Directors was unanimous in its choice of Mr. Mangano who will now become the president of the newly organized Rheometric Scientific, Inc. In addition to its Rheology division, Rheometric Scientific now includes two new divisions: Protein Solutions Inc. and Aviv Instruments. Mr. Mangano will assume his duties and responsibilities from Mr. Castello who was acting as interim president and COO.

Mr. Mangano is a graduate of Harvard College and holds an MBA in High Technology from Northeastern University. He comes to Rheometric Scientific, Inc. with over 19 years of management experience in high technology businesses.

During his career he has held senior positions with Northrop Corporation, Smith Industries Aerospace, AlliedSignal and, most recently, L-3 Communications' Telemetry & Instrument Division. His experience and accomplishments include growing mature businesses, forging strategic alliances, entering new markets, introducing new products, and improving customer satisfaction.

"The prospects of growing the company's Rheology and optics business and leading Rheometric Scientific, Inc. into new fields of life sciences is very exciting and a challenge I look forward to achieving," said Mangano.

Rheometric Scientific, founded in 1970, designs, manufactures, and markets instrumentation and provides laboratory services for material and biomolecular characterization. The Company's products and services are sold to research and quality assurance markets including the petrochemical industry, academic and government laboratories and the pharmaceutical and biotechnology industries worldwide. The Company is headquartered in Piscataway, New Jersey and has operations in the United Kingdom, Germany, France, Italy and Japan. More information about Rheometric Scientific can be found on the World Wide Web at www.rheosci.com; information about Protein Solutions Inc. can be found at www.protein-solutions.com and information about Aviv can be found at www.avivinst.com.

For more information, contact Rheometric Scientific Inc., One Possumtown Rd., Piscataway, NJ 08854; phone 800-735-8550; fax 732-560-7451, web www.rheosci.com, email marketing@rheosci.com.


Contact:
         Rheometric Scientific Inc., Piscataway
         Matthew Bilt, 732/560-8550